Exhibit 99.1

Syntel Appoints Prashant Ranade as Chief Executive Officer and President

TROY, Mich. – February 2, 2010 – Syntel, a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced that the Company’s Board of Directors has appointed Prashant Ranade to the positions of Chief Executive Officer and President, effective immediately.

Mr. Ranade has more than 30 years of leadership experience in large global corporations coupled with deep domain knowledge in healthcare and life sciences, high-tech engineering and manufacturing, and supply chain and logistics automation.

He has been a member of Syntel’s Board of Directors since June 2007 and formerly served as President and CEO of Siemens Logistics & Assembly Systems, Inc.

“Prashant is uniquely qualified for this role, based on his professional background and his knowledge of the Company,” said Bharat Desai, Syntel’s Chairman. “I am confident that his global perspective, along with a strong focus on operational excellence and value creation will enable Syntel to make the leap to the next level.”

“I am honored to accept this opportunity to lead Syntel,” said Prashant Ranade. “Syntel has a strong track record of delivering innovative solutions over the past three decades, and I look forward to building on this foundation to continue helping our clients win in the marketplace.”

Syntel’s former President and CEO, Keshav Murugesh, has resigned from Syntel to pursue other opportunities.

“Over the last eight years, Keshav has been instrumental in driving Syntel’s growth and evolution into a truly world class organization,” said Bharat Desai. “I would like to thank Keshav for his immense contribution to Syntel, and we wish him the best in his future endeavors.”

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. As of September 30, 2009, Syntel employed more than 11,400 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 12, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2009.

Contact:

Syntel – Jon Luebke, 248/619-3503, jon_luebke@syntelinc.com

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